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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G

                   Under the Securities Exchange Act of 1934
                          (Amendment No. ___________)*


                               Ikon Ventures, Inc.
-------------------------------------------------------------------------------
                                (Name of Issuer)

                                  Common Stock
-------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                    869487108
-------------------------------------------------------------------------------
                                 (CUSIP Number)

                                December 31, 2001
-------------------------------------------------------------------------------
            (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

      [_]  Rule 13d-1(b)
      [X]  Rule 13d-1(c)
      [_]  Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


CUSIP No. 869487108

1.   Names of Reporting Persons.
     I.R.S. Identification Nos. of above persons (entities only).

     Tiburon Management, Ltd.   Not applicable, foreign entity
--------------------------------------------------------------------------------
2.   Check the Appropriate Box if a Member of a Group (See Instructions)
     (a)  not applicable
     (b)  not applicable
--------------------------------------------------------------------------------
3.   SEC Use Only

--------------------------------------------------------------------------------
4.   Citizenship or Place of Organization

     Irishtown, Gibraltar
--------------------------------------------------------------------------------
                5.   Sole Voting Power

                     100% of 3,597,777 shares
                ----------------------------------------------------------------
                6.   Shared Voting Power
Number of
Shares               0% of 3,597,777 shares
Beneficially    ----------------------------------------------------------------
Owned by        7.   Sole Dispositive Power
Each Reporting
Person With          100% of 3,597,777 shares
                ----------------------------------------------------------------
                8.   Shared Dispositive Power

                     0% of 3,597,777 shares
--------------------------------------------------------------------------------
9.   Aggregate Amount Beneficially Owned by Each Reporting Person

     3,597,777 shares
--------------------------------------------------------------------------------
10. Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions)

     No, Not applicable
--------------------------------------------------------------------------------
11.  Percent of Class Represented by Amount in Row (11)

     15.35%
--------------------------------------------------------------------------------
12.  Type of Reporting Person (See Instructions)

     CO (Foreign Corporation)
--------------------------------------------------------------------------------

                                    SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                                           1/22/02
                                          -------------------------------------
                                                            Date

                                                        /s/ John Arano
                                          -------------------------------------
                                                         Signature

                                                John T. Arano, Esq., as agent.
                                          -------------------------------------
                                                        Name/Title

The original statement shall be signed by each person on whose behalf the statement is filed or his authorized representative. If the statement is signed on behalf of a person by his authorized representative other than an executive officer or general partner of the filing person, evidence of the representative's authority to sign on behalf of such person shall be filed with the statement, provided, however, that a power of attorney for this purpose which is already on file with the Commission may be incorporated by reference. The name and any title of each person who signs the statement shall be typed or printed beneath his signature.

NOTE: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See ss.240.13d-7 for other parties for whom copies are to be sent.

Attention: Intentional misstatements or omissions of fact constitute Federal criminal violations

      (See 18 U.S.C. 1001)

Schedule 13G Filing For Tiburon Management, Ltd.

Item 1
------

      (a) The name of the Issuer is Ikon Ventures, Inc. The primary contact is Jon Siegel, Chairman and CEO.

      (b)   The address of the Issuer's Principal Executive Offices is:

                                1000 Woodbury Rd., Suite 214
                                Woodbury, NY 11797

Item 2
------

      (a)   Tiburon Management, Ltd.
      (b)   Imossi House 1/5, Suite 6/167
            PO Box 561
            Irishtown, Gibraltar

      (c)   Not Applicable. Filer is a Foreign Entity.
      (d)   Common Stock of Sutton Trading Solutions, Inc.
      (e)   Not applicable, Filer has no CUSIP number.

Item 3
------

      Not applicable

Item 4
------

      (a)   The amount beneficially owned is                          3,597,777.
                                                                      ---------
      (b)   The amount owned represents 15.35% of the entire
            class of common stock.      ------

      (c)   The number of shares owned are as follows:

            i.    Sole power to direct the vote:                      3,597,777.
                                                                      ---------

            ii.   Shared power to vote or to direct vote:                     0.
                                                                      ---------

            iii.  Sole power to dispose or to direct the
                  disposition of                                      3,597,777.
                                                                      ---------

            iv.   Shared power to dispose or to direct the
                  disposition of:                                             0.
                                                                      ---------

Item 5
------

Not Applicable.

Item 6
------

Not Applicable.

Item 7
------

Not Applicable.

Item 8
------

Not Applicable.

Item 9
------

Not Applicable.

Item 10
-------

Not Applicable.


Signature
---------

This Schedule 13G is signed by the Filer's authorized representative, as indicated on Filer's Form ID, filed on or about Jan. 17, 2002 with the SEC and on record therewith.